Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of August 23, 2021 by and between Nabriva Therapeutics US, Inc. (the “Company”), and Christine Guico-Pabia (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company desires employ the Executive as its Chief Medical Officer and as Chief Medical Officer of its group of companies: and

WHEREAS, the Executive has agreed to accept such employment on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1.Agreement. This Agreement shall be effective as of the date first set forth above (the “Effective Date”). Following the Effective Date, the Executive shall continue to be an employee of the Company until such employment relationship is terminated in accordance with Section 7 hereof (the “Term of Employment”).

2.Position. During the Term of Employment, the Executive shall serve as the Chief Medical Officer of the Company and Nabriva Therapeutics plc (“Parent”), working out of the Company’s office in Fort Washington, Pennsylvania, and travelling as reasonably required by the Executive’s job duties.

3.Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Medical Officer, and shall report to the Chief Executive Officer of the Company. In the event of the Chief Executive Officer’s unavailability or incapacity, the Executive shall report to the Board of Directors of Parent (the “Parent Board”), and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder. The Executive shall devote substantially all of the Executive’s business time, loyalty, attention and efforts to the business and affairs of the Company, Parent, and their affiliates. Membership on boards of directors of any additional companies will be permitted only with the express approval of the Parent Board. Notwithstanding the previous sentence, the Executive may engage in community and charitable activities or participate in industry associations and serve on the boards of community, charitable or industry organizations, with the approval of the Chief Executive Officer. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and Parent and any changes therein that may be adopted from time to time by the Company and/or Parent.

4.Compensation. As full compensation for all services rendered by the Executive to the Company and Parent, and any affiliate thereof, during the Term of Employment, the Company will provide to the Executive the following:

(a)Base Salary. The Executive shall receive a base salary at the annualized rate of $416,000 (the “Base Salary”), paid in equal semi-monthly installments in accordance with the Company’s regularly established payroll procedure. Such Base Salary shall be reviewed by the compensation committee of the Parent Board or the full Parent Board in the first quarter of each fiscal year.

(b)Annual Bonus. Following the end of each fiscal year and subject to the approval of the Parent Board, the Executive may be eligible to receive an annual retention and performance bonus based on the Executive’s performance and the performance of the Company and Parent during the applicable fiscal year, as determined by the Parent Board in its sole discretion. The Executive’s target annual bonus for each fiscal year shall be 40% of the Executive’s then current Base Salary (the “Target Bonus”). All annual bonuses, if any, will be payable no later than March 15 of the year following the year in which they are earned. The Executive must be employed on the date of payment in order to be eligible for any annual bonus, except as specifically set forth below. The Executive’s bonus for 2021 shall be pro-rated to reflect the portion of such year following the Executive’s commencement of employment.

(c)Equity Award. Subject to approval by the compensation committee of the Parent Board or a majority of the Parent’s Independent Directors as defined in Nasdaq Listing Rule 5605(a)(2), and as a material inducement to the Executive entering into employment with the Company, the Executive shall be granted an option (the “Option”) to purchase 100,000 ordinary shares, such Option to (i) have an exercise price per share equal to the closing price per share of the Ordinary Shares on the Nasdaq Global Select Market on the date of grant, (ii) vest over a period of four (4) years, (iii) be a nonqualified share option and (iv) be subject to the terms and conditions of the Parent’s 2021 Inducement Share Incentive Plan and a nonqualified share option agreement between the Executive and the Parent. The Option shall be awarded outside of the Parent’s and the Company’s equity incentive plans as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4). The Executive will be eligible to receive additional equity awards, if any, at such times and on such terms and conditions as the Parent Board shall, in its sole discretion, determine.

(d)Vacation or Paid Time Off. The Executive shall be eligible for paid vacation or paid time off and holidays in accordance with the Company’s vacation or paid time off and holiday policies for senior executive employees.

(e)Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its senior executive employees from time to time, provided that the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.

(f)Witholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

5.Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable business and travel expenses incurred by the Executive on the Company’s behalf during the course of the Executive’s employment, upon the presentation by the Executive of documentation itemizing such expenditures and attaching all supporting vouchers and receipts. Reimbursement will be made no later than thirty (30) calendar days after the expense is substantiated (which must occur within thirty (30) calendar days after the expense is incurred).

6.Restrictive Covenants Agreement. As a condition to your employment, you will be required to execute the enclosed Proprietary Rights, Non-Disclosure, Inventions, and Non-Solicitation Agreement or similar agreement, a copy of which is attached hereto as Exhibit A (the “Restrictive Covenants Agreement”).

7.Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a)Upon the death or “Disability” of the Executive. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three (3) consecutive months or for periods aggregating more than twenty-six (26) weeks. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(b)At the election of the Company, with or without “Cause” (as defined below), immediately upon written notice by the Company to the Executive (subject to the cure period requirements set forth below). As used in this Agreement, “Cause” shall mean a finding by the Parent Board that the Executive:

(i)repeatedly failed or refused to perform (other than by reason of physical or mental illness or disability for a period of less than three (3) consecutive months or in aggregate less than twenty-six (26) weeks) the Executive’s assigned duties under this Agreement or was negligent in the performance of these duties; provided that it is understood that this clause (i) shall not permit the Company to terminate the Executive’s employment for Cause solely because of (A) the Executive’s failure to meet specified performance objectives or achieve a specific result or outcome, or (B) the Company’s dissatisfaction with the quality of services provided by the Executive in the good faith performance of his or her duties to the Company;

(ii)materially breached this Agreement;

(iii)materially breached the Executive’s Restrictive Covenants Agreement, or any similar written agreement between the Executive and the Company;

(iv)engaged in willful misconduct, fraud, embezzlement, harassment, discrimination, assault or other acts of violence in connection with his employment with the Company;

(v)engaged in any conduct that is materially harmful to the business, interests or reputation of the Company, unless the Executive had a reasonable and good faith belief that such conduct was in the best interest of the Company; or

(vi)was convicted of, or pleaded guilty or nolo contendere to a crime involving moral turpitude or any felony (other than a vehicular offense not committed in the course of Executive’s duties to the Company).

To the extent any of the above grounds, other than the grounds set forth in Section 7(b)(iv) and 7(b)(vi), is capable of being cured, the Company shall provide Executive with written notice of the grounds for the Executive’s termination for Cause, and thirty (30) days within which to cure such grounds.

(c)At the election of the Executive, with or without “Good Reason” (as defined below), immediately upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean:

(i)the Company’s failure to pay or provide in a timely manner any material amounts owed to Executive in accordance with this Agreement;

(ii)a material diminution in the Executive’s base compensation, unless such a reduction is imposed across-the-board to senior management of the Company;

(iii)a material diminution in the nature or scope of Executive’s duties, responsibilities, or authority;

(iv)the Company requiring Executive (without Executive’s consent) to be based at any place outside a fifty (50)-mile radius of his then-current place of employment with the Company prior to any such relocation, except for reasonably required travel on the Company’s business; or

(v)any material breach of this Agreement by the Company not otherwise covered by this paragraph; provided, however, that in each case, the Company shall have a period of not less than thirty (30) days to cure any act constituting Good Reason following the Executive’s delivery to the Company of written notice within sixty (60) days of the action or omission constituting Good Reason. Any resignation by the Executive for Good Reason shall occur within six (6) months following the expiration of such cure period.

8.	Effect of Termination.

(a)All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a Qualifying Termination (as defined below) (including a voluntary termination by the Executive without Good Reason pursuant to Section 7(c), a termination by the Company for Cause pursuant to Section 7(b) or due to the Executive’s death or Disability pursuant to Section 7(a)), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination, accrued but unused paid time off through and including the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period (or such earlier date as is required by applicable law), (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof, and (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”)) (the payments described in this sentence, the “Accrued Obligations”). The Executive shall not be entitled to any other compensation or consideration that the Executive may have received had the Executive’s Term of Employment not ceased, except that if Executive’s employment terminated because of his death or Disability, he or his estate, as the case may be, shall, subject to Section 8(d) hereof, be paid on the later of the Payment Date (as defined below) and the date on which annual bonuses are paid to all other employees, any earned but unpaid annual bonus from any previously completed calendar year notwithstanding the requirement that the individual be employed on the payment date of such annual bonus (such payment, the “Earned but Unpaid Bonus”).

(b)Termination by the Company Without Cause or by the Executive With Good Reason Prior to or More Than Twelve Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 7(b) or by the Executive with Good Reason pursuant to Section 7(c) (in either case, a “Qualifying Termination”) prior to or more than twelve (12) months following a Change in Control (as defined below), the Executive shall be entitled to the Accrued Obligations. In addition, and subject to the conditions of Section 8(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedure, the Executive’s Base Salary for a period of twelve (12) months; (ii) for a period of twelve (12) months following the date of the Executive’s termination of employment (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires) (such period, the “COBRA Coverage Period”), provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to COBRA, continue to pay the Company’s share of the premium the Executive and/or his eligible dependents are required to pay for continuation coverage pursuant to COBRA based on the cost sharing levels in effect on the date of the Executive’s termination of employment, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case, instead of providing the benefits as set forth above, the Company shall instead pay to the Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof), unless the Company determines that such payments would not comply with applicable law in a manner that causes the Company to incur additional taxes, penalties, fines or charges as a result of such payments (other than employer-side employment taxes payable on such payments); (iii) pay the Executive any earned but unpaid annual bonus from a previously completed calendar year on the Payment Date, notwithstanding the requirement that the individual be employed on the payment date of such annual bonus (but in no event later than March 15 of the calendar year following the calendar year to which such annual bonus relates); and (iv) pay the Executive a prorated annual bonus for the year in which the Qualifying Termination occurs, calculated by multiplying 100% of the Target Bonus by a fraction, the numerator of which is equal to the number of days in the calendar year during which Executive was employed and the denominator of which equals three hundred sixty-five (365) (the “Pro-Rated Bonus Payment”), which Pro-Rated Bonus Payment shall be paid in a single lump-sum on the Payment Date (but in no event more than seventy-five (75) days following the termination date) (collectively, the “Severance Benefits”).

(c)Termination by the Company Without Cause or by the Executive With Good Reason Within Twelve Months Following a Change in Control. If a Qualifying Termination occurs within twelve (12) months following a Change in Control, then the Executive shall be entitled to the Accrued Obligations. In addition, and subject to the conditions of Section 8(d): (i) the Executive will be eligible to receive the Severance Benefits as set forth in Section 8(b) other than the Pro-Rated Bonus Payment, subject to the same terms, conditions and limitations described therein; (ii) in lieu of the Pro-Rated Bonus Payment, the Executive will be eligible to receive a lump sum payment equal to 100% of the Executive’s Target Bonus for the year in which the Qualifying Termination occurs without regard to whether the performance goals applicable to such Target Bonus had been established or satisfied at the date of termination of employment, payable in a lump sum on the Payment Date (but in no event more than seventy-five (75) days following the termination date); and (iii) all of the Executive’s then-unvested equity awards shall vest and become fully exercisable or non-forfeitable effective as of the termination date, with the same treatment applying to any then-unvested equity awards granted by the Company to the Executive under any successor equity incentive plan (provided, however, that the accelerated vesting of any equity awards the vesting of which is subject to performance-based vesting conditions (and excluding, for the avoidance of doubt, performance-based awards that are subject to time-based vesting following the achievement of the applicable performance metric) shall be governed by the individual award agreement and the equity plan under which such awards were granted to the extent such award agreement specifically provides that such awards will not be eligible for accelerated vesting under this Agreement) (provided that, with respect to any equity award that is a restricted stock unit, in no event shall such restricted stock unit be settled later than the March 15 of the calendar year following the year in which the termination date occurs) (collectively, the “Change in Control Severance Benefits”).

(d)Release. As a condition of the Executive’s receipt of the Earned but Unpaid Bonus, the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive or his estate, as applicable, must execute and deliver to the Company a severance and release of claims agreement in substantially the form attached hereto as Exhibit B (the “Severance Agreement”), which Severance Agreement must become irrevocable within sixty (60) days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). Subject to any earlier payment deadline set forth in Section 8(b) or 8(c) above, the Earned but Unpaid Bonus, the Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Earned but Unpaid Bonus, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Earned but Unpaid Bonus, the Severance Benefits or Change in Control Severance Benefits, as applicable, are paid or commence pursuant to this sentence, the “Payment Date”). The Executive must continue to comply with the Restrictive Covenants Agreement in order to be eligible to continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable.

(e)Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean: (i) an exclusive license of or the sale, the lease or other disposal of all or substantially all of the assets of the Company or Parent; (ii) a sale or other disposal (for the avoidance of doubt, the term disposal shall not include a pledge) in any transaction or series of transactions to which the Company is a party of 50% or more of the voting power of the Company (other than a sale or other disposal to the Company, Parent or any of their respective subsidiaries), other than any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted, or a combination thereof; (iii) a sale or other disposal (for the avoidance of doubt, the term disposal shall not include a pledge) in any transaction or series of transactions to which Parent is a party of 50% or more of the voting power of Parent (other than a sale or other disposal to the Company, Parent or any of their respective subsidiaries), other than any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Parent or indebtedness of Parent is cancelled or converted, or a combination thereof; (iv) a merger or consolidation of the Company or Parent with or into any third party, other than any merger or consolidation in which the shares of the Company or Parent, respectively, immediately preceding such merger or consolidation continue to represent a majority of the voting power of the surviving entity immediately after the closing of such merger or consolidation; (v)

during any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Parent Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv)) whose election by the Parent Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; and (vi) a liquidation, winding up or any other form of dissolution of the Company or Parent. For the avoidance of doubt, any one or more of the above events with respect to Parent may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under Chapter 1 of Part 9 of the Companies Act 2014 of the Republic of Ireland or (B) otherwise under Part 9 of the Companies Act 2014 of the Republic of Ireland or (C) otherwise under the Companies Act 2014 of the Republic of Ireland.

9.Modified Section 280G Cutback. Notwithstanding any other provision of this Agreement, except as set forth in Section 9(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

(a)The Company shall not be obligated to provide to the Executive any portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the minimum extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 9, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)Notwithstanding the provisions of Section 9(a), no such reduction in Contingent Compensation Payments shall be made if (1) the net amount of such Contingent Compensation Payments, as so reduced by the Eliminated Amount (computed without regard to this sentence) (but after subtracting the amount of any taxes that would be incurred by the Executive on such reduced Contingent Compensation Payments (including state and federal income taxes on the reduced Contingent Compensation Payments and any withholding taxes)) is less than (2) the net amount of such Contingent Compensation Payments without such reduction (but after subtracting the amount of any taxes that would be incurred by the Executive on the Contingent Compensation Payments if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including state and federal income taxes on the Contingent Compensation Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes)). The override of such reduction in Contingent Compensation Payments pursuant to this Section 9(b) shall be referred   to   as   a “Section 9(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)For purposes of this Section 9 the following terms shall have the following respective meanings:

(i)“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company in a manner that results in the maximum economic benefit to the Executive on an after-tax basis (considering maximum statutory tax rates). Except to the extent that an alternative reduction order would result in a greater economic benefit to the Executive on an after-tax basis, the Parties intend that such reduction be determined by the 280G Firm (as defined below) by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio; provided that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on the Executive under Section 409A of the Code. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent

Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount received by the Executive in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1 Q/A-24(b) or (c).

(e)All determinations regarding the application of this Section 9 shall be made by an accounting firm, law firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the excise tax retained by the Company prior to the date of the applicable change in control (the “280G Firm”). The 280G Firm will be directed to submit its determination and detailed supporting calculations to both the Executive and the Company within thirty (30) days after notification from either the Company or the Executive that the Executive may receive payments which may be Contingent Compensation Payments (or such earlier or later date as the Company and Executive may agree). The Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this letter agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Section 9 will be borne by the Company. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(f)The provisions of this Section 9 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan under which the Executive receives Contingent Compensation Payments.

10.Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from entering into employment with, or carrying out the Executive’s responsibilities for, the Company, Parent or their affiliates, or which are in any way inconsistent with any of the terms of this Agreement.

11.Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case addressed to the Company at its principal executive offices and to the Executive at his or her most recent address set forth in the Company’s personnel records. Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.

12.Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in King of Prussia, Pennsylvania, before a single, mutually-agreed neutral arbitrator, through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to Executive’s employment; provided that Executive will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) administrative claims brought before any state or federal governmental authority (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Section 12); and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission (or any similar agency in any applicable jurisdiction) (provided, that, except as otherwise provided by law, Executive will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits). Further, nothing in this Section 12 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. In resolving any matter submitted to arbitration, the arbitrator will strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction will be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury. The arbitrator will issue a written decision that contains the essential findings of fact and conclusions of law on which the decision is based, which may be entered as a judgment in any court of competent jurisdiction. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, each party shall each bear its or his or her own expenses, such as attorneys’ fees, costs and disbursements; provided, however, the Company and Executive agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

13.Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within the Commonwealth of Pennsylvania), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

14.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive. Notwithstanding the foregoing, in the event of the Executive’s death, his rights to any payments or benefits hereunder to which he is or becomes entitled to at the time of his death may be assigned or transferred by the laws of descent and distribution and any such payments or benefits will be provided to the Executive’s beneficiaries or estate, as applicable.

15.	Effect of Section 409A of the Code.

(a)Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with the Executive’s employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that the Executive is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as determined under Section 409A of the Code) and (ii) the tenth day following the date of the Executive’s death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)General 409A Principles. For purposes of this Agreement, a termination of employment will mean a “separation from service” as defined in Section 409A of the Code, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A of the Code and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A of the Code if and to the extent required to comply with Section 409A of the Code. In any event, the Company makes no representations or warranty and will have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

(c)Reimbursements. To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

16.Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review all of the terms of this Agreement with an attorney of the Executive’s own choosing. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

17.No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

18.Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

19.Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

20.Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

21.Entire Agreement. This Agreement, together with the Restrictive Covenants Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof, including, without limitation, the Prior Agreement.

22.Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

23.Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the day and year set forth above.

NABRIVA THERAPEUTICS US, INC.

By:	/s/ Jodi VanDerveer

Name:	Jodi VanDerveer

Title:	SVP; Human Resources

Date:	August 23, 2021

EXECUTIVE

By:	/s/ Christine Guico-Pabia

Name:	Christine Guico-Pabia

Date:	August 25, 2021

EXHIBIT A

RESTRICTIVE COVENANTS AGREEMENT

[Attached]

EXHIBIT B

SEPARATION AND RELEASE OF CLAIMS AGREEMENT1

This SEPARATION AND RELEASE OF CLAIMS AGREEMENT (the “Agreement”) is made as of the Agreement Effective Date (as defined below) between Nabriva Therapeutics US, Inc. (the “Company”) and Christine Guico-Pabia (“Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company and Executive are parties to the Employment Agreement dated as of August 23, 2021 (the “Employment Agreement”);

WHEREAS, the Parties are ending their employment relationship and wish to establish mutually agreeable terms for Executive’s orderly transition and separation from the Company effective on the Separation Date (as defined below); and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Separation Date. Executive’s effective date of separation from employment with the Company and, as may be applicable, any and all of its parents, affiliates and subsidiaries, including, without limitation, Nabriva Therapeutics GMBH and Nabriva Therapeutics plc (“Parent”) (together, the “Affiliates”), will be [ ] (the “Separation Date”). Executive hereby resigns, as of the Separation Date, from any and all of his or her positions as an officer and employee of the Company and each of its Affiliates, and Executive further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with any terms set forth in this Agreement. As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by applicable law or as otherwise specifically set forth in this Agreement.

2.Severance Benefits. In return for Executive’s timely signing and not revoking this Agreement as set forth in Section 13 below, and subject to Executive’s compliance with all terms hereof, the Company will provide Executive with [INSERT PER EMPLOYMENT AGREEMENT, AS MAY BE APPLICABLE] (the “Severance Benefits”). Other than the Severance Benefits, Executive will not be eligible for, nor shall he or she have a right to receive, any payments or benefits from the Company or any of its Affiliates following the Separation Date, other than reimbursement for any outstanding business expenses in accordance with Company policy.

1 NOTE: The Parties agree that the Company may revise this release agreement to reflect changes in law, additional statutes or claims, benefits, or your circumstances, so that the Company receives the benefit of the most complete release of claims that is legally permissible and may also change the timing, if required to obtain such release. This footnote and any other footnotes are part of the form of release agreement and are to be removed only when the Company finalizes the Separation and Release of Claims Agreement for execution. If the release is as a result of Executive’s death, the Company will revise and provide for a comparable release by the Executive’s estate or beneficiaries.

3.Release of Claims. In exchange for the consideration set forth in this Agreement, which Executive acknowledges he or she would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its Affiliates (including, without limitation, the Parent), subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the False Claims Act, 31 U.S.C. § 3729 et seq., 38 U.S.C. § 4301 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Pennsylvania Human Relations Act, 43 Pa. Stat. § 951 et seq., the Pennsylvania Equal Pay Law, 43 Pa. Stat. § 336.1 et seq., and the Pennsylvania Whistleblower Law, 43 Pa. Stat. § 1421 et seq., all as amended; all claims arising out of the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12900 et seq., Cal. Labor Code § 201 et seq. (California payment of wages law), the California Equal Pay Act, Cal. Lab. Code § 1197.5 et seq., the California Family Rights Act, Cal. Gov’t. Code § 12945.2 and § 19702.3, the Cal-WARN Act, Cal. Lab. Code §§ 1400-1408, Cal. Lab. Code § 233 (California’s kin care law), Cal. Lab. Code § 230.8 (California leave for school activities law), Cal. Lab. Code § 245.5 (California paid sick leave law), Cal. Lab. Code §§ 230 and 230.1 (California domestic violence leave law), Cal. Mil. And Vet. Code § 395.10 (California military family leave law), Cal. Code Regs. tit. 2, §§ 11035-11051 (California’s pregnancy leave law), California Unruh Civil Rights Act, Cal. Civ. Code § 51 et seq., and Cal. Lab. Code §§ 98.6 and 1102.5 (California whistleblower protection laws), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company and/or its Affiliates (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

Notwithstanding the foregoing, nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). Further, nothing herein shall prevent Executive from bringing claims to enforce this Agreement, or release (i) any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him or her and the Company (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company for his or her service to the Company (recognizing that such indemnification and/or defense is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense), (ii) any rights Executive may have to vested or earned compensation or benefits, including pension or 401(k) benefits or interests under any ERISA-Covered benefit plan (excluding severance) provided by the Company, (iii) Executive’s right to communicate or cooperate with any government agency, (iv) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (v) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; and (vi) any rights or claims that cannot be waived by law, including claims for unemployment benefits.

4.Section 1542 Waiver. Executive understands and agree that the claims released in Section 3 above include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 3. Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waive any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

5.Continuing Obligations. Executive acknowledges and reaffirms his or her obligation, to the extent permitted by law and except as otherwise permitted by Section 9 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company and/or its Affiliates that Executive acquired during the course of his or her employment with the Company and/or its Affiliates, including, but not limited to, any non-public information concerning the Company’s and/or its Affiliates’ business affairs, business prospects, and financial condition. Executive further acknowledges and reaffirms his or her obligations set forth in the Proprietary Rights, Non-Disclosure, Inventions, and Non-Solicitation Agreement or similar agreement that he previously executed for the benefit of the Company (the “Restrictive Covenants Agreement”), which remain in full force and effect and which survive his or her separation from employment with the Company.

6.Non-Disparagement. Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 9 below, he or she will not, in public or private, make any disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or its Affiliates (including, without limitation, Parent), and all of its and their respective officers, directors or employees or regarding the Company’s business affairs, business prospects, or financial condition. The Company agrees that, to the extent permitted by law, none of their respective officers or directors will, in public or private, make any disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding Executive. Notwithstanding the foregoing, nothing herein shall be construed as preventing any Party from making truthful disclosures in any litigation or arbitration.

7.Return of Company Property. Executive confirms that he or she has returned to the Company or, with the written permission of the Company, destroyed, all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other tangible or intangible Company-owned property in his or her possession or control and, other than with the written permission of the Company, has left intact, and has otherwise not destroyed, deleted or made inaccessible to the Company, all electronic Company documents, including but not limited to those that he developed or helped to develop during his or her employment or service with the Company. Executive further confirms that, to the extent requested by the Company, he has canceled all accounts for his or her benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

8.Confidentiality. Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 9 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and his or her agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company; provided, however, that nothing herein shall be construed as preventing Executive from making truthful disclosures in any litigation or arbitration or from having confidential conversations with his or her agents and representatives and family members on the condition that any individuals so informed must hold the above information in strict confidence.

9.Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney- client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.Cooperation. Executive agrees that, to the extent permitted by law, he or she shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator, that relate in any manner to Executive’s conduct or duties at the Company or that are based on facts about which Executive obtained personal knowledge while employed at or providing services to the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. Any reasonable out-of-pocket expenses incurred by Employee associated with such cooperation will be paid for or reimbursed by the Company. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

11.Business Expenses and Final Compensation. Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his or her employment and that no other reimbursements are owed to him or her. Executive acknowledges that he has received all compensation due to him or her from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he or she is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of this Agreement.

12.Modified Section 280G Cutback. Section 9 of the Employment Agreement is hereby incorporated by reference and shall continue to apply to Executive as if fully set forth herein.

13. 2Time for Consideration and Revocation. Executive acknowledges that he or she was initially presented with this Agreement on [ ] (the “Receipt Date”). Executive understands that this Agreement shall be of no force or effect, and that he or she shall not be eligible for the consideration described herein, unless he or she signs and returns this Agreement no later than the [twenty-second (22nd) day] [forty-sixth (46th) day] after the Receipt Date and does not revoke his or her acceptance in the subsequent seven (7) day period (the day immediately following expiration of such revocation period, the “Agreement Effective Date”). Executive acknowledges that he or she will not be entitled to the Severance Benefits unless the Agreement Effective Date occurs within sixty (60) days following the Separation Date (or such shorter period as may be directed by the Company at the time of separation).

14.Acknowledgments. Executive acknowledges that he or she has been given at least [twenty- one (21)][forty-five (45)] days to consider this Agreement, and that the Company is hereby advising him or her to consult with an attorney of his or her own choosing prior to signing this Agreement. Executive further acknowledges and agrees that any changes made to this Agreement following his or her initial receipt of this Agreement, whether material or immaterial, shall not restart or affect in any manner the [twenty-one (21)][forty-five (45)] day consideration period. Executive understands that he or she may revoke this Agreement for a period of seven (7) days after he or she signs it by notifying the Company in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Executive understands and agrees that by entering into this Agreement he or she will be waiving any and all rights or claims he or she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he or she has received or will receive consideration beyond that to which he was previously entitled.

15.Voluntary Assent. Executive states and represents that Executive has had an opportunity to fully discuss and review all of the terms of this Agreement with an attorney of the Executive’s own choosing. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

16.Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid,

2 NOTE: Sections 13 and 14 to be included if Executive is age 40 or older on the Separation Date.

one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case addressed to the Company at its principal executive offices and to the Executive at his or her most recent address set forth in the Company’s personnel records. Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 16.

17.Arbitration. The parties agree that any and all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement, the Employment Agreement or their enforcement, performance, breach, or interpretation, or the Executive’s termination of employment or service, shall be subject to arbitration in accordance with the provisions of Section 12 of the Employment Agreement, which is incorporated herein by reference.

18.Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within the Commonwealth of Pennsylvania), and the Parties each consent to the jurisdiction of such a court. The Parties each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

19.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive. Notwithstanding the foregoing, in the event of the Executive’s death, his rights to any payments or benefits hereunder to which he is or becomes entitled to at the time of his death may be assigned or transferred by the laws of descent and distribution and any such payments or benefits will be provided to the Executive’s beneficiaries or estate, as applicable.

20.No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by each Party. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

21.Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

22.Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

23.Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this

Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

24.Entire Agreement. This Agreement and the Restrictive Covenant Agreement contain and constitute the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including without limitation, the Employment Agreement; provided, however, that nothing in this Section shall modify, cancel or supersede Executive’s obligations set forth in Section 5 above or under the Restrictive Covenants Agreement; provided, further, that notwithstanding this Section 24, Sections 9, 12 and 15 of the Employment Agreement shall survive and shall continue to be binding on the Parties and to govern the payment of the Severance Benefits.

25.Tax Acknowledgement. In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him or her with respect to such Severance Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.

26.Section 409A. Section 15 of the Employment Agreement is hereby incorporated by reference and shall apply to this Agreement as if set forth herein in full.

27.Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) written below.

NABRIVA THERAPEUTICS US, INC.

By:	Name:	Title:

Date:

EXECUTIVE

I hereby agree to the terms and conditions set forth above. I have been given at least [twenty-one (21)][forty-five (45)] days to consider this Agreement and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement if I do not revoke my acceptance within seven (7) days.

Name: Christine Guico-Pabia

Date: